SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                                 (Amendment No.)


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[ ]   Preliminary Proxy Statement
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[ ]   Soliciting Material Pursuant to Section.240-14a-12



                            FRANKLIN UNIVERSAL TRUST
                (Name of Registrant as Specified in its Charter)

                            FRANKLIN UNIVERSAL TRUST
                   (Name of Person(s) Filing Proxy Statement)


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 [GRAPHIC OMITTED]
FRANKLIN TEMPLETON
   INVESTMENTS

                   TIME IS RUNNING OUT TO REJECT BULLDOG AND
                               PRESERVE YOUR FUND


Dear Franklin Universal Trust Shareholder:

Your Fund's March 14, 2008, Annual Meeting of Shareholders is less than one week away. As you are probably aware, Bulldog Investors is seeking to take control of your Fund. IF YOU WANT YOUR FUND TO SURVIVE AS A SUCCESSFUL CLOSED-END FUND, WE NEED YOUR IMMEDIATE SUPPORT. VOTE IN FAVOR OF THE FUND'S CURRENT BOARD BY USING ONLY THE ENCLOSED WHITE PROXY CARD.

WHO IS BULLDOG INVESTORS, AND WHAT ARE THEY DOING?

Bulldog Investors is a dissident Fund shareholder. Hedge fund groups like Bulldog target closed-end funds because they can make a quick profit by arbitraging the discount, redeeming their shares and leaving long-term shareholders in a depleted open-end fund, typically with higher expenses, fewer assets, lower returns and less investment flexibility. Bulldog has sent you proxy materials requesting that you give its nominees control of the Board of Trustees of the Fund, and related conditional tender offer materials. IF THE DISSIDENT NOMINEES ARE ELECTED, WE STRONGLY BELIEVE THAT YOUR FUND WOULD NOT CONTINUE TO OPERATE AS A CLOSED-END FUND - IT MAY BE LIQUIDATED OR OPEN-ENDED. YOUR FUND'S CURRENT BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE BULLDOG NOMINEES, THE RELATED AND PARTIAL TENDER OFFER, AND THE SHAREHOLDER PROPOSAL TO MERGE THE FUND INTO A CLOSED-END FUND.

HOW DO INDEPENDENT ANALYSTS RECOMMEND I VOTE?

Your Trustees are pleased to report that two leading and independent proxy advisory firms, Institutional Shareholder Services Inc. ("ISS") and Glass Lewis and Company ("Glass Lewis"), HAVE EACH RECOMMENDED THAT THE FUND'S SHAREHOLDERS SUPPORT THE FUND'S CURRENT TRUSTEES AND VOTE FOR THE RE-ELECTION OF THE FUND'S CURRENT TRUSTEES, AGAINST THE BULLDOG NOMINEES, AND AGAINST THE SHAREHOLDER PROPOSAL TO MERGE THE FUND INTO AN OPEN-END FUND.

In its independent analysis, ISS stated, "We do not believe that the dissident's have proven that change is preferable to the status quo, that the dissident slate will add value to board deliberations or that the dissidents will be able to create greater shareholder value. Despite the Fund's current market price discount to NAV, ISS believes that the Fund's performance, coupled with its unique position in the marketplace, justifies retaining the Fund's closed-end structure as in the best interests of shareholders."

Glass Lewis stated in its report, "We do not believe the Fund's historical NAV discount or share price performance are reason for significant concern nor do we believe that Bulldog has presented a reasonable case in favor of the removal of the current directors." Glass Lewis added, "We also note that the Fund's shares have out performed a comparable group of closed-end funds when comparing its share price return and NAV returns on a long-term basis."

HOW CAN I SUPPORT MY FUND'S TRUSTEES?

If you want to support the Fund's current Board and management, you should only return the enclosed WHITE proxy card and vote FOR your Fund's current Trustees and AGAINST the shareholder proposal in Proposal 2. Please do not send back any GREEN proxy cards that you receive, even to vote against the dissident nominees. Doing so will cancel any prior vote you cast supporting your current Board and against the shareholder proposal. PLEASE RETURN ONLY THE WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

HOW DO I ENSURE MY VOTE IS COUNTED IN TIME FOR THE MEETING?

To ensure your vote is counted in time for the meeting, we urge you to use one of the following easy and secure methods listed below to register your vote:

        1. VOTE BY PHONE. You may simply call the toll-free number found on the enclosed proxy card.

        2. VOTE THROUGH THE INTERNET. Log onto the voting website listed on the enclosed proxy card and follow the instructions on the website.

You may also still cast your vote by signing and dating the enclosed proxy card and inserting it in the postage-paid envelope provided. If you have any questions about voting, please call the Fund's proxy solicitor, The Altman Group, at 1-800-336-5159.

WHY IS MY VOTE EVEN MORE IMPORTANT THIS YEAR?

Unlike past meetings, this meeting is "contested." If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year, even for purposes of establishing a quorum - UNLESS YOU COMPLETE, SIGN AND RETURN THE ENCLOSED WHITE PROXY VOTING FORM. Regardless of the number of shares you own, your vote will help the Fund fend off Bulldog's attempt to take control of your Fund.

WHAT IF I HAVE ALREADY RETURNED A GREEN PROXY CARD, OR AM UNSURE
HOW I HAVE VOTED?

Even if you have already sent back a GREEN proxy card, you can still change your vote by using the enclosed WHITE proxy card or voting using the internet or touch-tone voting. Only your latest dated proxy card will count. If you are not sure whether your vote has been recorded as you wish, or if you have any other questions, please call the Fund's proxy solicitor, The Altman Group, at 1-800-336-5159.


                             Sincerely,


                             /s/ Charles B. Johnson
                             TRUSTEE AND CHAIRMAN OF THE BOARD,
                             FRANKLIN UNIVERSAL TRUST






                       YOUR VOTE IS IMPORTANT.

        PLEASE SIGN AND RETURN MANAGEMENT'S PROXY CARD TODAY!